THE GABELLI UTILITY TRUST

DESIGNATION OF RIGHTS

The Gabelli Utility Trust, a Delaware statutory trust (the “Trust”), acting at the direction of the Board of Trustees of the Trust does hereby execute this Designation in order to evidence the establishment and designation of 32,120,972 transferrable subscription rights (each a “Right” and collectively the “Rights”). The Rights will entitle common shareholders of the Trust to subscribe for new common shares of beneficial interests in the Trust. Five Rights will be required to purchase one common share.

1. Rights, Preferences and Characteristics. The issuance of the Rights were authorized pursuant to resolutions (the “Resolutions”) adopted by the Board Trustees of the Trust, at meetings duly noticed and held on February 16, 2011 and August 15, 2012 and resolutions adopted by the members of the Pricing Committee of the Trust, at a meeting duly noticed and held on October 25, 2012. The Rights shall have the terms, rights, and characteristics described in the Resolutions and the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, relating to the Rights.

2. Authorization of Officers. The officers of the Trust have been authorized and empowered by the Trustees of the Trust to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests or other instruments, make such payments and to do any and all things that in their discretion may be necessary or advisable to effect the matters referenced herein.

3. Incorporation of Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to those terms in the Agreement and Declaration of Trust of the Trust.

4. Governing Law. The Rights shall be governed by and construed in accordance with the laws of the State of Delaware.

5. Beneficiaries. The holders of the Rights shall be beneficiaries of this Designation and entitled to enforce the terms hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Rights this 6th day of November, 2012.

THE GABELLI UTILITY TRUST

By:
Name: Agnes Mullady
Title: Treasurer